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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-12653, 33-54959, and 33-60005 of Longs Drug Stores Corporation on Form S-8 of our report dated March 8, 2000 appearing in and incorporated by reference in Annual Report on Form 10-K of Longs Drug Stores Corporation for the fiscal year ended January 27, 2000.

/s/ Deloitte & Touche LLP

April 14, 2000